Exhibit 4.21

Loan Agreement

This Loan Agreement (this “Agreement”) is entered into on July 20, 2015 by and among:

Party A: Beijing Chuangrui Media Co., Ltd.

Party B: Beijing Zhongming Century Technology Co., Ltd.

Party C:

C1: BabyTree (Beijing) Information Technology Co., Ltd.

C2: BabyTree (Beijing) Consulting Co., Ltd.

C3: Hai Tun (Shanghai) International Commerce Co., Ltd.

C4: Mei Tun Mei Wu (Shanghai) Information Technology Co., Ltd.

C5: BabyTree (Tianjin) Media Technology Co., Ltd.

C6: Beijing BabyTree Market Consulting Co., Ltd.

C7: Mei Tuan Mama (Shanghai) E-Commerce Co., Ltd.

Party D: BabyTree Inc.

Party E: Wang Huainan

Party C1, C2, C3, C4, C5, C6 and C7 are referred to collectively as Party C, and individually as a Party C. Party A, Party B, Party C, Party D and Party E are referred to as a Party and collectively as Parties.

Whereas,

1.	Party B is a limited liability company duly incorporated in the People’s Republic of China (the “China”, for the purpose of this Agreement, excluding the Hong Kong SAR, Macao SAR and Taiwan). Each entity of Party C is limited liability company incorporated in China.

2.	Party D is a company incorporated in Cayman Islands. Party B covenants that Party D will directly or indirectly control 100% shares of Party C through arrangements. Party D , any subsidiaries, branches directly or indirectly controlled by Party D, Party B and Party C are referred to collectively as the “Group Companies”. The Group Companies are mainly engaged in community operation, advertisement release and E-Commerce businesses (“Main Business”).

3.	Party E holds 100% shares of Party B, and is the actual controller of Party C and Party D.

4.	The Group Companies are contemplating a series of restructuring work concerning the Group structure, assets, businesses, equity, etc. that are satisfactory to each Party, including determining Party B as the domestic listing entity via such restructuring arrangements, Party B as the acquiring entity for relevant subsidiaries and other relevant enterprises, putting all of the material assets and business under the operation of Party B and demolishing the offshore VIE structure, etc. (“Restructuring Plan”).

5.	For the purpose of supporting the daily operation of the Main Business, Party A agrees to provide Agreed Loan (as defined below) to Party B in accordance with the terms and conditions of this Agreement, prior to the completion of the Restructuring Plan, Party B also agrees to accept the Agreed Loan from Party A in accordance with the terms and conditions of this Agreement; and

6.	Each Party C agrees to perform the obligations under this Agreement for Party B and provide security in the form of warranty in the terms and conditions in this Agreement.

Based on the aforementioned explanation and mutual undertakings made by the Parties, the Parties hereby agree as follows:

1.	Loan Amount

Party A agrees to provide Party B the Loan of RMB558,000,000 in total (“Agreed Loan”) to Party B in accordance with the terms and conditions of this Agreement. Party B agrees to borrow the Agreed Loan from Party A in accordance with the terms and conditions of this Agreement.

2.	Usage of the Loan

The Agreed Loan shall only be used for the purpose of the Main Business of the Group Companies. Party B, Party C and Party D hereby jointly provide the warranty that the Agreed Loan will be used in accordance of the aforementioned usage.

3.	Provision of the Loan

Within five (5) business days upon the completion of the conditions precedent to the Loan as provided in Article 7 of this Agreement, Party B shall deliver a written withdrawal notice to Party A. Party A shall wire the Agreed Loan to Party B’s designated bank account within five (5) business days upon receiving Party B’s written withdrawal notice.

4.	Term of the Loan

Unless otherwise provided in Article 11 (2) (b) and Article 15 of this Agreement, the term of the Agreed Loan is 12 months, starting from the date that Party A actually provides the Agreed Loan. If necessary, the term of the Loan may be properly extended through Party A and Party B’s prior written consent.

Party C will provide joint and several warranty for the whole term before Party B pays off the Agreed Loan to Party A (including any relevant interest fees, any compensation or indemnities, and reasonable attorney’s fees and expenditure occurred as Party A executes its rights under this Agreement against Party B).

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5.	Interest of the Loan

Party A agrees to charge no interest within the term of the Loan provided in Article 4.

If Party B fails to pay off the Agreed Loan upon the expiration of the term of the Loan in accordance with this Agreement, and Party A does not transfer the Agreed Loan to shares of any Group Companies in accordance with Article 9, Party A shall charge Party B a penalty at an annualized interest of 12 % of Party B’s actual outstanding amount, from the date Party B withdraw the Loan and to the date Party B pays off the Agreed Loan and interest.

6.	Payment of the Loan

Unless Party A has transferred the Agreed Loan to the equity of any Group Company in accordance with Article 9 of this Agreement, Party B shall pay the Agreed Loan, interest and fees in a lump sum to Party A at the expiration of the term of the Loan.

7.	Conditions precedent to the Loan

Notwithstanding the other provisions in this Agreement, the following are the conditions precedent to Party A’s provision of the Agreed Loan to Party B.

(1)	Party D shall have provided effective board resolutions, approving Party D’s execution of this Agreement and authorizing the Party D’s representative to execute this Agreement;

(2)	Party B shall have provided the information of its designated bank account; and

(3)	Party B, Party C and Party D’s representatives and warranties in this Agreement shall be true, accurate, complete and non-misleading upon the execution of this Agreement and the date that Party A provides the Agreed Loan. Any undertaking and covenant made by Party B, Party C and Party D to Party A in this Agreement shall have been executed upon or before the date that Party A provides the Agreed Loan.

8.	Each Parties’ Representatives and Warranties

Party B, Party C and Party D hereby jointly make the following representative and warranties to Party A:

(1)	Party B and each Party C are limited liability companies duly incorporated and validly existing under the laws of China;

(2)	Party D is a limited liability company duly incorporated and validly existing under the laws of Cayman Islands;

(3)	Party B, Party C and Party D shall each have the ability to execute this Agreement and perform the obligations under this Agreement;

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(4)	Party B, Party C and Party D have completed all internal procedures necessary to executing and performing this Agreement in accordance with the provisions in their articles of association;

(5)	The obligations of Party B, Party C and Party D provided this Agreement is effective, binding on the aforementioned Parties, and can be enforced against the aforementioned Parties in accordance with provisions of this Agreement;

(6)	Party B, Party C and Party D’s execution of this Agreement and the transactions contemplated in this Agreement is not in violation of their corporate incorporation documents, articles of association, any laws or regulations, and any other agreement or document that is binding on their assets;

(7)	Currently there is no lawsuits, arbitration or other legal proceedings that have adverse impact on the Main Business of Party B and/or the Group Companies, neither any threats of this kind;

(8)	Party B, Party C and Party D undertake that the business will be operated in accordance with China laws and previous practice since the execution date of this Agreement;

(9)	Party B, Party C and Party D shall exert their best efforts to keep the business and assets intact in all material aspects;

(10)	Since the execution of this Agreement, without Party A’s prior written consent, any Group Company may not approve the following actions (excluding the actions taken by the Group Companies to execute the Restructuring Plan under this Agreement):

(a)          (i) redemption of any share, or (ii) declaration, payment of any dividend, profit or other distributions to shareholders of any Group Company;

(b)          any single purchase of real estate, equipment or intangible assets that is above RMB5,000,000 or any capital expenditure that is above RMB20,000,000;

(c)          setting up or approval to set up any encumbrance on its assets or property with the amount above RMB10,000,000;

(d)          unless it is in accordance with the previous practice in ordinary course of business, discharge or exempt in any method any debt the amount of which is above RMB10,000,000; or waive any rights of material value (including any legal claims);

(e)          disposal of any property or assets, regardless it is real estate, personal property or other assets (including rental interests and intangible assets), in any method except the disposal is in accordance with ordinary course of business;

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(f)          merger or acquisition of any third party (transaction amount above RMB50,000,000), or purchase any significant asset (transaction amount above RMB5,000,000), excluding the purchase of materials in ordinary course of business;

(g)          revision or restatement of any incorporation certificates or articles of association ( or similar incorporation documents);

(h)          change of any accounting methods, practice or system, except the change required by the applicable accounting principle;

(i)           failure to adopt necessary measures resulting in the expiration, invalidation, abandon, donation, waiver of the intellectual property of any group Company which is necessary for the business operation, or disclosure of any trade secrets, know-how or other intellectual property that is unknown to the public before the disclosure, unless the disclosure is made in accordance with law or confidentiality agreements;

(j)           any material revision or adjustment to any material contracts, or approval to terminate any material contracts;

(k)          provision of loan to any third party (including the transferor and its related party but not the Group Companies) or provision of guarantee or warranty to any third party’s ( excluding the Group Companies) financial debt; borrow of debt or other financial debt from any third party, the amount of which is above RMB10,000,000;

(l)           any donation the amount of which is above RMB2,000,000;

(m)         making settlement or arrangement regarding any liability in relation to the main taxes of Main Business, and the amount of taxes is above RMB5,000,000;

(n)          willfulness or gross negligence of any Group Company resulting in the invalidation or termination of any permission, license, authorization or approval in relation to the Group Companies or their business, or failure to extend any permission, license, authorization or approval when it is due;

(o)          any lawsuit, arbitration or administrative measure that is against any Group Company that could lead to the Group Company paying more than RMB5,000,000, or any judicial investigation ( excluding customary administrative reviews), that could lead to the Group Company paying more than RMB5,000,000, or lawsuit or arbitration initiated by any Group Company than could lead to the Group Company paying more than RMB5,000,000;

(p)          any material adverse impact that could influence the continuous operation of any Group Company’s Main Business; or

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(q)           undertaking , approval or permission to adopt any action mentioned in above items.

Party A hereby make the following representations and warranties to Party B, Party C and Party D:

(1)	Party A is a duly incorporated and validly existing limited liability company under the laws of China, Party A has the power to execute this Agreement and perform the obligations under this Agreement; this Agreement is binding on Party A and can be enforced against Party A in accordance with the provisions of this Agreement, and

(2)	Party A undertakes that it will cooperate with Party B, Party C and Party D in relation to any work under the Restructuring Plan with its best efforts, including providing any of its document, material, etc. that is needed.

9.	Debt to Equity Swap

Whereas Party A agrees to provide Party B with the Agreed Loan under this Agreement, Party B, Party C and Party D hereby irrevocably agree and undertake that:

(1)	(A) If Party B completes the Restructuring Plan within the term of the Loan, Party A or its related party shall swap all outstanding Agreed Loan to Party B’s equity (rights no less favorable than that of the investors of the same series of Party A) based on (I) the pre-investment valuation of RMB4,216,000,000 (“Designated Valuation”) or (II) the valuation of the Group Company’s next round financing in the method of new issuance of shares within the term of the Loan (lower one of the aforementioned valuation shall apply);

(B) If the shareholder of Party B transfer the equity of Party B to non-related third party within the term of the Loan at a price lower than the sum of Designated Valuation and the amount of the then outstanding Agreed Loan, Party B agrees that Party A is entitled to exercise the right of first refusal on a pro rata basis with other investors entitled with the right of first refusal (assuming Party B has implement the debt-to-equity swap in accordance with this Article 9); and the capital that has been contributed by Party A shall be adjusted in accordance with the new valuation. Party A has the right to request for additional shares or cash compensation. If there are more than one transactions of Party B’s equity to non-related third parties, the new valuation shall be decided by the weighted average of all the transactions;

The aforementioned Item (A) and (B) of this Article 9 (1) shall not apply in the relevant transactions, the purpose of which is to keep the current shareholders’ (or any entity designated by the shareholders) shareholding of the domestic company in proportion to its shareholding in Party D during the execution of the Restructuring Plan;

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(2)	If Party B fails to complete the Restructuring Plan within the term of the Loan, Party A or its related party is entitled (not under the obligation) to covert the whole or part of the outstanding Agreed Loan into Party D’ preferential shares within two (2) months upon the expiration of the term of the Loan;

(3)	If according to the Restructuring Plan, Party B has not been chosen to be the entity whose shares are publicly offered and listed on the Shanghai Stock Exchange or listed on the National Equities Exchange and Quotations System (“NEEQ”), Party A is entitled to convert all outstanding Agreed Loan to the equity of the enterprise that is determined that its shares are publicly offered and listed on the Shanghai Stock Exchange or on the NEEQ after the restructure of the Group Companies, the proportion of the shareholding shall not be lower than the proportion of its shareholding of Party B after conversion in accordance with this Agreement;

(4)	If limitation of relevant laws and regulations or inconvenience in execution makes it unable or inconvenient to execute the debt-to-equity swap under this Article 9, Parties shall make appropriate adjustment to the transaction plan to realize the purpose of the debt-to-equity swap provided in this Article;

(5)	Before the expiration of the term of the Loan, without Party A’s prior written consent, Party B shall not repay the Loan in a lump sum or in installment to Party A.

10.	Party C’s Guarantee

Each Party C hereby unconditionally and irrevocably agree to provide joint guarantee to Party B’s performance of all of its obligations under this Agreement (including but not limited to Party B’s obligation to repay the Agreed Loan upon the expiration of the term of the Loan). Party A is entitled to request each Party C to assume the joint compensation liability. Each Party C agrees and undertakes to undergo all procedures required by law to validate the guarantee and make it enforceable.

Each Party C’s guarantee liability under this Agreement is joint guarantee liability. Each Party C further agrees and confirms that Party C’s assuming of the aforementioned joint guarantor liability is not premised upon Party A’s prior claiming for damages against Party B or any other guarantor.

11.	Business Cooperation

(1)	Parties agree to initiate business cooperation upon execution of this Agreement. Party B, Party C and Party D agree to sell maternal and infants products on the shopping channel of the relevant APP of BabyTree (mainly the “Special Sale” section (in other name “ Meitun Mom” Chanel” on the BabyTree Pregnancy APP), detailed methods and contents of the cooperation will be determined by Parties otherwise.

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(2)	Parties agree that the total sum of the retail goods determined by the business cooperation is targeted at: from the execution date of this Agreement to the end of 2015, among the total transaction amount of retail good on BabyTree E-Commerce Platform, there shall be at least two (2) months the single month sum of which is above RMB100,000,000. For the avoidance of doubt, “sum of the retail goods transaction” under this Agreement shall mean the Paid-up Net GMV, i.e. it only includes the amount users actually paid (including the delayed amount that are transferred within the first five days of next months), deducting the amount of sales activities in the form of coupon, rebates, etc., and does not include those normal orders which are only worth nil or RMB1. Except the Operating Expense of RMB323,000,000 as in the 2015 financial forecast, the proportion of the additional market promotion fees against the net GMV of the E-Commerce retail products should be no more than 30%.

(a)          If the aforementioned target has been met by the end of 2015, Party A is entitled (but not obliged) to supplement additional loan of RMB186,000,000 on the basis of the Agreed Loan as provided in Article 1 of this Agreement (“Additional Loan”). Within the ten (10) business day upon the completion of the aforementioned target, Party B shall send Party A the written withdrawal notice. Party A shall transfer the Additional Loan to Party B’s designated bank account within ten (10) business days upon receiving Party B’s written withdrawal notice.

(b)          If the aforementioned target has not been met by the end of 2015, Party A is entitle to make adjustment to the amount of the Agreed Loan in either of the following ways. Party A shall send notice to Party B within ten (10) business days and notify Party A’s choice of the following arrangements:

(i) Party A decides to provide Additional Loan of RMB186,000,000 on the basis of the Agreed Loan as provided in Article 1 of this Agreement. Within ten (10) business days upon receiving Party A’s written notice, Party B shall send Party A the written withdrawal notice. Party A shall transfer the Additional Loan to Party B’s designated bank account within five (5) business days upon receiving Party B’s written withdrawal notice;

(ii) Party A decides to keep the current Agreed Loan amount unchanged;

(iii) Party A decides accelerate the maturity of the Agreed Loan of RMB186,000,000 as provided in Article 1 of this Agreement. No interest shall be charged for the accelerated loan. Party A shall transfer RMB186,000,000 without interest to Party A’ designated bank account within five (5) business days upon receiving Party A’ written notice.

(3)	Parties agree that Party A’s Additional Loan in accordance with this Article shall be deemed as part of the Agreed Loan; Party A is entitled to all its rights of the Agreed Loan as to the Additional Loan; the Additional Loan is bound by the terms and conditions provided for the Agreed Loan in this Agreement.

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12.	Equity Adjustment Terms

(1)	If Party A converts, pursuant to Article 9 hereof, the Agreed Loan to relevant shares of Party B or another enterprise whose shares are determined to be publicly offered and listed on the Shanghai Stock Exchange within China or listed on the NEEQ (the “Listed Entity”) following the restructuring of the Group Companies, to the extent that the then-current valuation of the Listed Entity calculated in the following manner is lower than the Designated Valuation provided in Article 9 hereof plus the amount of the then-outstanding Agreed Loan, Party E agrees to provide Party A with share compensation pursuant to this article:

(a)           if the Listed Entity still fails to be listed on a PRC domestic stock exchange or traded on the NEEQ as of the date when the shares of the Listed Entity held by Party A become outstanding (i.e. the date of completion of the AIC change registration to register Party A as shareholder of the Listed Entity, or if after the completion of the debt-to-equity swap, the shares of Party B or the Listed Entity held by Party A are subject to a lock-up period due to the transformation of the Listed Entity, the date on which such lock-up period expires), then the valuation shall be calculated based on the IPO share price of the Listed Entity or the listing price on the NEEQ; or

(b)          if the Listed Entity has completed its listing on a PRC domestic stock exchange or trading on the NEEQ as of the date when the shares of the Listed Entity held by Party A become outstanding, then the valuation shall be calculated based on the average share price of the Listing Entity in the most recent thirty (30) trading days.

Party E agrees to make share compensation to Party A according to the following formula, provided, however, that the number of such compensative shares shall not exceed the number of shares of the onshore Listed Entity that correspond to the 2,475,000 shares held by Party E in the employee shareholding platform (Party D holds a total of 54,838,130 shares as of the date hereof) after the restructuring pursuant to the restructuring plan satisfactory to Party A:

Share compensation percentage=(the amount of Agreed Loan for Party A’s debt-to-equity swap/then current valuation of the Listed Entity) – the amount of Agreed Loan for Party A’s debt-to-equity swap/(Designated Valuation + the amount of Agreed Loan for Party A’s debt-to-equity swap pursuant to Article 9 hereof))

(2)	Process of Share Compensation

Within ten (10) days upon the occurrence of the circumstance described in the above item (1), Party E shall confirm the share compensation percentage payable to Party A and serve a written notice thereof to Party A, and within thirty (30) days upon the occurrence of the circumstance described in the above item (1), Party E shall sign with Party A relevant legal instruments necessary for and in relation to the share compensation, and shall do its legal and reasonable efforts, within fifteen (15) days after the execution of such legal instruments, complete the AIC registration formalities for the transfer of the compensative shares or the share registration formality with China Securities Depository and Clearing Company Limited (SCDCC) (except those incurred for reasons attributable to relevant government authorities).

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13.	Information Right

Party A has the right to request Party B to, and Party B shall deliver Party B’s unaudited financial statement of last quarter to Party A within 20 days after the end of each quarter. Whereas after Party B is listed on NEEQ or on the domestic stock exchange, Party B shall disclose it relevant financial information annually, half-annually and quarterly in accordance with the requirements of the NEEQ Co., Ltd. or relevant stock exchange.

14.	Performance Guarantee

Party A agrees to pay USD1,000,000 through itself or its offshore related company to Party B’s designated offshore related company as performance guarantee within one (1) business day after this Agreement takes effect. Parties agree and confirm that if Party A fails to timely perform the payment obligation of the Agreed Loan under this Agreement, Party B, Party C and Party D shall take the aforementioned performance guarantee. If the transaction contemplated under this Agreement is failed to complet because Party B, Party C and Party D fail to perform their obligations under this Agreement, Party B, Party C and Party D shall return all the performance guarantee to Party A.

Parties agree that if Party A pays Party B the Agreed Loan in accordance with this Agreement, Party A’s payment of the performance Guarantee to Party B shall be converted to RMB6,200,000 and deemed as part of the Agreed Loan.

15.	Events of Default

If any Party fails to perform any right or undertaking under this Agreement, or any of its representations and warranties is untrue or misleading, the Party shall be deemed as in breach of this Agreement. When breach happens, and losses are caused to the non-breaching party, the non-breaching party is entitled to request the breaching party to assume joint compensation liability. If Party A is the non-breaching party, Party A may at its own discretion to determine that the Agreed Loan matures at once, and notify Party B to repay the Agreed Loan at any time.

16.	Force Majeure

Any Party shall not take any legal responsibility for any loss to the other Party resulted from its failure or delay to perform any obligation under this Agreement caused by force majeure. If any event of force majeure takes place, the Party being influenced shall notify the other Party immediately, and provides the documents effectively proving the occurrence of force majeure event to the other Party within fifteen (15) days upon the occurrence of the force majeure event. The Party under the influence of force majeure event shall take active measure to lower the loss resulted from failure or delay to perform this Agreement. The time period of delay by the Party under the influence of force majeure event shall be the same time period that force majeure event lasts.

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17.	Notice

All notices and correspondences in relation to this Agreement shall be made in written form and be delivered by express courier service, mail or facsimile to the addresses or facsimile number as provided upon execution of this Agreement.

Notice, document or facsimile shall be deemed served at the following time:

(1)         if by express courier service, on the day the relevant documents are delivered to the recipient;

(2)         if by mail, on the fifth (5th) business day after the documents are sent;

(3)         if by facsimile, at the time the delivering party’s facsimile machine has printed the transmission record that shows the documents have been successfully delivered to the recipient.

18.	Governing Law

The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed in accordance with the PRC laws.

19.	Dispute Resolution

Any dispute arising out of or in connection with this Agreement shall first be resolved through amicable consultation between the Parties. If the consultation fails to resolve the dispute or one Party refuses to resolve through consultation, the dispute shall be submitted to China International Economic and Trade Arbitration Commission and resolved in accordance with the then effective arbitration rules in Beijing. The arbitration decision is final and binding on each Party. During the term of resolving the dispute, each Party shall continue to perform other provisions of this Agreement.

20.	Confidentiality

Parties agree that without the other Party’s prior written consent, any Party shall not disclose this Agreement or any provision thereof to any third party.

21.	Amendment and Termination

The Amendment and termination of this Agreement shall be negotiated by Parties and made in written form.

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22.	Invalid Provision

If any provision of this Agreement is determined as invalid or unable to enforce in accordance with applicable laws, it does not influence the validity of other provisions. Parties shall replace the aforementioned invalid, illegal or unenforceable provision with legal, valid and enforceable provision, the intend of the replacement shall be as close as to the intent of the invalid, illegal or unenforceable provision as possible.

23.	Counterparts and Effectiveness

This Agreement shall take effect upon execution of each Party. This Agreement is made in five (5) counterparts, one for each Party, each counterpart shall have equal legal force.

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Below is the signature page of the Loan Agreement:

Party A: /Seal/ Beijing Chuangrui Media Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Legal Representative

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Below is the signature page of the Loan Agreement:

Party B: /Seal/ Beijing Zhongming Century Technology Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party C1: /Seal/ BabyTree (Beijing) Information Technology Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party C2: /Seal/ BabyTree (Beijing) Consulting Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party C3: /Seal/ Hai Tun (Shanghai) International Commerce Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party C4: /Seal/ Mei Tun Mei Wu (Shanghai) Information Technology Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party C5: /Seal/ BabyTree (Tianjin) Media Technology Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party C6: /Seal/ Beijing BabyTree Market Consulting Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party C7: /Seal/ Mei Tuan Mama (Shanghai) E-Commerce Co., Ltd.

Legal Representative / Authorized Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party D: BabyTree Inc.

Legal Representative / Authorised Signatory: /s/ Wang Huainan

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Below is the signature page of the Loan Agreement:

Party E: Wang Huainan /s/ Wang Huainan

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